EX-99.11

Stradley Ronon Stevens & Young, LLP 191 North Wacker Drive, Suite 1601 Chicago, IL 60606 Telephone 312.964.3500 Fax 312.964.3501 www.stradley.com

June 27, 2018

Board of Trustees

Ivy Variable Insurance Portfolios

6300 Lamar Avenue

Shawnee Mission, Kansas 66202-4200

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to the Ivy Variable Insurance Portfolios (the “Trust”), a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended. The purpose of the Registration Statement is to register shares to be issued by the Trust, in connection with the acquisition of the assets and liabilities attributable to Class I and Class II shares of Ivy VIP Micro Cap Growth, a series of the Trust, by and in exchange solely for full and fractional Class I and Class II shares of beneficial interest, without par value (the “Shares”), of Ivy VIP Micro Cap Growth, a series of the Trust (the “Transaction”).

We have reviewed the Trust’s Amended and Restated Agreement and Declaration of Trust (“Declaration of Trust”) and its Amended and Restated By-Laws (the “By-Laws”), resolutions adopted by the Trust’s Board of Trustees in connection with the Transaction, the form of Agreement and Plan of Reorganization (the “Reorganization Plan”) for the Transaction, which was approved by the Trust’s Board of Trustees, and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act, as amended, governing the issuance of shares of the Trust, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

1. Shares will be issued in accordance with the Declaration of Trust and By-Laws, the Reorganization Plan and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of the Shares and the Transaction.

2. The Shares will be issued against payment therefor as described in the combined Prospectus/Proxy Statement and the Statement of Additional Information relating thereto included in the Registration Statement and the Reorganization Plan, and that such payment will have been at least equal to the net asset value of such Shares.

Philadelphia, PA • Harrisburg, PA • Malvern, PA • Cherry Hill, NJ • Wilmington, DE • Washington, DC • New York, NY • Chicago, IL

A Pennsylvania Limited Liability Partnership

Board of Trustees

Ivy Variable Insurance Portfolios

June 27, 2018

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Reorganization Plan, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ STRADLEY RONON STEVENS & YOUNG, LLP